Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 ASR) and related Prospectus of F.N.B. Corporation for the registration of (i) common stock, preferred stock, debt securities, depository shares, warrants, purchase contracts, and units, (ii) 947 shares of common stock pertaining to the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan and (iii) 46,508 shares of common stock pertaining to the Metro Bancorp, Inc. Amended and Restated 2011 Directors Stock Option and Restricted Stock Plan, and to the incorporation by reference therein of our reports dated February 26, 2024, with respect to the consolidated financial statements of F.N.B. Corporation, and the effectiveness of internal control over financial reporting of F.N.B. Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 30, 2024